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                                                                  Exhibit 99(b)

                             EMPIRE BANC CORPORATION
                             1227 East Front Street
                          Traverse City, Michigan 49686
                                 (231) 922-2111

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           ____________________, 2000

                                                          ________________, 2000
To the Shareholders of Empire Banc Corporation:

         We will hold a special meeting of shareholders of Empire Banc Corporation on __________, ___________, 2000, at ______ __.m., local time. The meeting will be held at Northwestern Michigan College, Dennos Museum Center, which is located at 1701 East Front Street, Traverse City, Michigan. The purpose for the meeting is to:

         1. consider and vote upon the approval of the Agreement and Plan of Merger, dated February 4, 2000, as amended, between Huntington Bancshares Incorporated and Empire, and the related Supplemental Agreement, dated February 4, 2000, between Huntington and Empire, which provide for the merger of Empire into Huntington; and

         2. transact any other business which may properly come before the meeting. (The Empire Board of Directors is not currently aware of any other business to come before the special meeting.)

         Only shareholders of record at the close of business on ____________, 2000, the record date for the special meeting, are entitled to vote at the special meeting. The attached proxy statement/prospectus provides additional information about the meeting and the proposed merger.

         The proposed affiliation significantly impacts shareholder value. Each share of Empire will be exchanged for 2.0355 shares of Huntington common stock, resulting in a substantial increase in market value for Empire shareholders and an increase in the indicated annual cash dividend from $1.20 per share to $1.63 per share, a 36% increase. Huntington is a regional bank holding company headquartered in Columbus, Ohio, with assets of $29 billion. At December 31, 1999, Huntington's subsidiaries had 517 banking offices, including 125 in Michigan. Huntington common stock is actively traded on the Nasdaq Stock Market under the symbol "HBAN."

         The affirmative vote of the holders of a majority of the outstanding shares of Empire common stock is required to approve the merger and the merger documents. We urge you to execute and return the enclosed proxy card as soon as possible in order to ensure that your shares will be represented at the special meeting. You may revoke your proxy at any time before it is exercised at the special meeting by following the instructions on page 3 of the proxy statement/prospectus. If you attend the special meeting, you may vote in person, and your proxy will not be used.

         THE BOARD OF DIRECTORS OF EMPIRE HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL OF THE MERGER DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED BY SUCH DOCUMENTS.

By Order of the Board of Directors




William T. Fitzgerald, Jr., Secretary
Dated: __________, 2000
Traverse City, Michigan



YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.